Exhibit 99

Date:	June 8, 2004
For Release:	Immediate
Contact:	Morgan Stewart (Media) Entergy Corporation (504) 576-6572 mstewa3@entergy.com Nancy Morovich (Investor Relations) Entergy Corporation (504) 576-5506 nmorovi@entergy.com	Mary Beth Jarvis Koch Industries, Inc. (316) 828-3756 jarvism@kochind.com

Entergy and Koch Industries Consider Strategic Alternatives for Entergy-Koch, LP

NEW ORLEANS and WICHITA, Kan. - Entergy Corporation (NYSE: ETR) and Koch Industries, Inc. today confirmed that they are conducting a broad review of strategic alternatives for enhancing the value of Entergy-Koch, LP and its subsidiaries. As part of this review, the owners have discussed the potential sale of the venture's energy trading operations in the United States and the United Kingdom to various third parties. Entergy Corporation and Koch Energy, Inc. jointly own Houston-based Entergy-Koch in a 50/50 venture that was created in 2001. Entergy-Koch, LP has three primary subsidiaries:  Entergy-Koch Trading, LP, Entergy-Koch Trading, Ltd. and Gulf South Pipeline Company, LP.

Both owners believe Entergy-Koch has built an industry-leading trading franchise that may be highly valued in light of recent changes in market and competitive dynamics. Additional strategic alternatives under consideration include maintaining the current ownership structure; adding one or more new owners to the venture; or modifying the current ownership structure. If a third-party sale results, Entergy and Koch may initiate efforts to sell Gulf South Pipeline Company, LP.

While strategic alternatives are being considered by the parent companies, Entergy-Koch remains focused on creating value through operational excellence, providing the highest possible level of service to its customers, and offering challenging opportunities for its employees.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $9 billion and approximately 14,000 employees. Additional investor information on Entergy can be accessed online at www.entergy.com/earnings.

Koch Industries, Inc., based in Wichita, Kansas, owns a diverse group of companies that are engaged in trading, investment and operations in 50 countries around the world. Koch companies employ more than 30,000 people in core industries such as trading, petroleum, asphalt, natural gas, gas liquids, chemicals, plastics and fibers, chemical technology equipment, minerals, fertilizers, ranching, securities, and finance, as well as in other ventures and investments. More information on Koch Industries, Inc. is available at www.kochind.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in law resulting from proposed federal energy legislation, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors.